EXHIBIT 10.17

                               CARRIAGE AGREEMENT

         THIS CARRIAGE AGREEEMNT (the "Agreement") is entered in to this 23rd day of March, 2000 by and between Comcast Cable Communications, Inc., a Pennsylvania corporation ("Comcast"), and 5th Avenue Channel Corp., a Florida corporation ("5th Avenue") with reference to the following recitals:

         WHEREAS, Comcast owns and operates, either directly or through its affiliates, the cable television systems identified on Schedule A attached hereto (each a "System" and collectively the "Systems"); and

         WHEREAS, 5th Avenue produces and transmits via satellite a live two (2) hour financial news program Monday through Friday, 10 a.m. - 12 noon Eastern Standard time (the "Service"); and

         WHEREAS, 5th Avenue desires to cablecast the Service over the channels designated on the Systems identified on Schedule A ("Channels") in accordance with the terms and conditions set forth herein; and

         WHEREAS, Comcast has reviewed the Service currently being transmitted via satellite and deems it to be acceptable for carriage in the manner contemplated in this Agreement.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, 5th Avenue and Comcast agree as follows:

1. CARRIAGE OF THE SERVICE.

         (a) Comcast hereby agrees during the term of this Agreement to carry the Service over the Channels on the Systems.

         (b) Carriage of the Service shall commence on April 3, 2000 (the "Effective Date").

         (c) All rights to the Channels not specifically granted to 5th Avenue under this Agreement are expressly reserved to Comcast and are exercisable by Comcast at any time.

         (d) Comcast reserves the right to change or reassign the Channels on the System or Systems on which the Service is carried upon sixty (60) days notice to 5th Avenue and provided further that Comcast may, in the event it becomes necessary due to technical considerations, change the initial channel designation on a System or Systems.

         (e) 5th Avenue shall not use the Channels except to provide the Service in accordance with the terms of this Agreement. 5th Avenue assumes complete responsibility for the content of the Service and Comcast undertakes no responsibility or duty for prescreening or monitoring the Service. Notwithstanding the foregoing, Comcast reserves the right to preempt, without notice to 5th Avenue or liability to Comcast, any portion of the Service which Comcast believes, in its reasonable discretion, violates applicable law or does not comply with this Agreement.

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2. TERM OF AGREEMENT.

         Unless sooner terminated pursuant to the provisions of this Agreement, the term of this Agreement shall be for a period of one (1) year from the Effective Date. This Agreement may be extended or renewed by mutual agreement of the parties in writing.

3. COMPENSATION AND BILLING.

         As consideration for the carriage of the Service on the Channels, 5th Avenue shall pay Comcast $5,000 per month (the "Carriage Fee"). The Carriage Fee shall be payable in advance on the first of each month during the term hereof without notice or demand therefore. Carriage Fees not received within then (10) days of the due date shall bear interest at the lesser of eighteen percent (18%) per annum or the highest interest rate permitted by law.

4. TECHNICAL REQUIREMENTS.

         (a) 5th Avenue shall be responsible for and provide all equipment and personnel necessary to produce and deliver via satellite a signal carrying its Service to the Systems.

         (b) 5th Avenue shall comply with all applicable rules, opinions, policies or decisions of the FCC (including, but not limited to, rules relating to signal strength and quality) or any other regulatory or judicial body having jurisdiction over it or its Service and all applicable federal, state or local laws, regulations or ordinances.

         (c) Upon request, 5th Avenue shall promptly furnish to Comcast all information with respect to the Service which may be useful I the preparation of any reports or other documents that Comcast may be required or requested to file with any federal, state or local governmental agency.

5. CROSS CHANNEL PROMOTION.

         During the term hereof and provided 5th Avenue is not in default in payment of the Carriage Fee, 5th Avenue shall receive seventy-five (75), thirty
(30) second spots per week to be cablecast on one or more satellite delivered programming services selected by Comcast and carried on the Systems on which Comcast inserts local advertising spots. A representative sample of the current satellite services on which the spots may run is set forth on Schedule B attached hereto. Such satellite services are subject to change from time to time in connection with changes to Comcast's programming lineup. 5th Avenue shall provide promotional advertising materials consistent with Comcast's applicable business policies related to such advertising and shall be solely responsible for the content thereof. 5th Avenue's promotional advertising material shall be subject to Comcast's reasonable prior approval. Upon request by 5th Avenue, Comcast agrees to tag 5th Avenue promotional advertising materials with specific Channel information. Comcast agrees to include a listing of the Service, time and channel designation in its electronic on-screen program guide.

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6. TERMINATION.

         This Agreement may be terminated by Comcast upon the occurrence of any of the following events:

                  (i) 5th Avenue breaches any provision of this Agreement, including any warranty or representation, and such breach continues uncured for thirty (30) days after written notice;

                  (ii) The technical quality of the Service fails to meet FCC specifications or becomes unacceptable to Comcast in its reasonable discretion and such failure continues for ten (10) days after written notice;

                  (iii) 5th Avenue changes the service to a format other than financial news and information without Comcast's prior written consent; or

                  (iv) Comcast is unable to continue to provide the Channel due to any governmental law, rule, regulation, judgement of any court, must carry requirement, retransmission consent requirement or any reason beyond the control of Comcast of if Comcast's Franchise for a particular system (or Systems) is forfeited, surrendered or terminated for any reason.

         (b) This Agreement may be terminated by 5th Avenue upon thirty (30) days written notice to Comcast.

7. LIMITATION OF COMCAST'S LIABILITY.

         This Agreement shall not under any circumstances create any rights in any party other than 5th Avenue. In no case shall Comcast be liable to 5th Avenue for any direct, consequential or punitive losses, claims, damages, expenses or liabilities or for any act beyond Comcast's reasonable control.

8. RIGHTS, LICENSES AND PERMISSIONS.

         (a) 5th Avenue warrants and represents to Comcast that the Service and any materials used by 5th Avenue and included as part of the Service or any promotional materials will not infringe any copyrights (including, without limitation, synchronization rights and performing rights), rights of privacy, use and distribution rights, rights to the use of any trademark, trade name, service mark, or patent, or any other property right or other right whatsoever of any person, corporation, firm or other entity.

         (b) 5th Avenue shall be responsible at its own expense for obtaining all consents, authorizations, licenses and permits necessary for providing the Service and shall make available to Comcast, upon request, copies of any such consents, authorizations, licenses and permits.

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9. INDEMNIFICATION.

         5th Avenue shall hold Comcast, its parent, subsidiaries and affiliates, and their respective officers, directors, partners, agents and employees harmless, and defend and indemnify them from any and all liabilities, losses, damages, suits, actions, claims, judgments, costs and expenses (including legal fees and costs) whatsoever arising from or related to (a) the Service, (b) 5th Avenue's breach of this Agreement or (c) violation of the protected rights of any third party, including, without limitation, any liabilities, losses, damages, suits, actions, claims, judgments, costs or expenses based upon libel, slander, invasions of privacy, false or misleading advertising, or violation or infringement or copyrights, trademarks, trade names, service marks, patents or other property rights or other rights whatsoever.

10. USE OF COMPANY NAME.

         5th Avenue shall not use Comcast's name, service marks or trade names in the Service, 5th Avenue advertising, promotion or publicity in any medium of public communication, including, but not limited to, print and electronic media, without the prior written consent of Comcast which shall not be unreasonably withheld.

11. INSURANCE.

         (a) 5th Avenue shall, upon request by Comcast, obtain and pay premiums for errors and omissions insurance in such amounts as are required in the television industry generally for similar endeavors to insure 5th Avenue and Comcast against any liability resulting from the Service, 5th Avenue's activities, wrongful acts, errors or omissions in connection with 5th Avenue's distribution of the Service over the Channels pursuant to this Agreement and from any consequences resulting from the material contained in the Service.

         (b) Upon request, 5th Avenue shall provide to Comcast a certificate of the insurance required by subparagraph (a) naming Comcast as an additional insured. Such insurance shall provide Comcast with thirty (30) days prior written notice of any cancellation or non-renewal of the insurance. If Comcast receives notice of such termination or non-renewal, Comcast shall have the right to terminate this Agreement or to pay the premiums for such insurance and obtain reimbursement from 5th Avenue.

12. NOTICES.

         Any notices pursuant to this Agreement shall be validly given or served if in writing and sent by registered or certified mail, or via nationally recognized overnight courier, postage prepaid, to the following addresses:

                  (a)      If to Comcast:

                           Comcast Cable Communications, Inc.
                           800 Rahway Avenue, Building D
                           Union, NJ 07083
                           Attention: Rich Levinson

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                           With a copy to:

                           Comcast Cable Communications, Inc.
                           1500 Market Street
                           Philadelphia, PA 19102
                           Attention: Legal Department
                  (b)      If to 5th Avenue:

                           5th Avenue Channel Corp.
                           3957 N.E. 163rd Street
                           North Miami, FL 3316
                           Attention: Mel Rosen

or to such other addresses as either party may designate to the other in writing. Delivery of any notice shall be deemed to be effective on the date set forth on the receipt of registered, certified or overnight mail.

13. MISCELLANEOUS.

         (a) GOVERNING LAW. This Agreement and the rights and obligations of Comcast and 5th Avenue in connection herewith shall be interpreted in accordance with federal law and the laws of the Commonwealth of Pennsylvania.

         (b) INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall create any association, partnership, joint venture or principal/agent relationship between 5th Avenue and Comcast, it being understood that the parties are, with respect to each other, independent contractors.

         (c) INTEGRATION. This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof, it may not be altered or amended except by an agreement in writing signed by both parties.

         (d) BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, representatives and assigns. Notwithstanding the foregoing, this Agreement may not be assigned by 5th Avenue without the prior written consent of Comcast, provided, that Comcast may, without obtaining 5th Avenue's consent, assign this Agreement to any affiliate of Comcast or to any person or entity purchasing all or substantially all of the assets of the System or Systems.

         (e) SEVERABILITY. If any part of any provision of this Agreement is invalid or unenforceable under applicable law, the provision shall be ineffective only to the extent of such invalidity or unenforceability without in any way affecting the remaining parts of the provision or this Agreement.

         (f) COUNTERPARTS. This Agreement may be executed in counterparts, in which case all such counterparts shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Carriage Agreement as of the date first above written.

                             COMCAST CABLE COMMUNICATIONS, INC.



                             By:
                                ------------------------------------------------
                                Name: Michael Doyle
                                Title: Senior Regional Vice President

                             5TH AVENUE CHANNEL CORP.



                             By:
                                ------------------------------------------------
                                Name:
                                Title: President and CEO


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